Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 29, 2006

to

INDENTURE

Dated as of July 11, 2003

Among

MERISANT COMPANY

as Issuer,

MERISANT US, INC.,

MERISANT FOREIGN HOLDINGS I, INC.,

as Guarantors,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

(as successor to Wells Fargo Bank Minnesota, National Association)

as Trustee

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of March 29, 2006 (this “Supplemental Indenture”), among MERISANT COMPANY, a Delaware corporation (the “Company”), MERISANT US, INC., a Delaware corporation and wholly owned subsidiary of the Company (“Merisant US”), MERISANT FOREIGN HOLDINGS I, INC., a Delaware corporation and wholly owned subsidiary of the Company (“Merisant Foreign Holdings,” and together with Merisant US, the “Guarantors”), WHOLE EARTH SWEETENER COMPANY LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (the “Additional Guarantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as successor to Wells Fargo Bank Minnesota, National Association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of July 11, 2003 (the “Indenture”), with respect to the 9½% Senior Subordinated Notes due 2013 (the “Notes”) of the Company;

WHEREAS, the Additional Guarantor is, simultaneously herewith, entering into a Guarantee with respect to certain Indebtedness of the Company;

WHEREAS, pursuant to Section 4.12 of the Indenture, the Company shall cause each Domestic Subsidiary that Guarantees any Indebtedness of the Company to, at the same time, execute and deliver to the Trustee a supplemental indenture pursuant to which such subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of any Holders of the Notes.

NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes.

1.             Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Additional Guarantor. Pursuant to Section 4.12 of the Indenture, the Additional Guarantor hereby unconditionally and irrevocably guarantees to each Holder and to the Trustee and its successors and assigns the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other Guaranteed Obligations of the Company under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture and agrees to be bound as a Guarantor under the Indenture.

3.             Effectiveness. This Supplemental Indenture shall take effect as of the date hereof.

4.             Indenture Ratified. Except as herein expressly provided, the Indenture is in all respects ratified and confirmed by the Company and the Trustee and all the terms, provisions and conditions thereof are and will remain in full force and effect.

5.             Execution by the Trustee. The Trustee shall not be responsible in any manner whatsoever for, or in respect of the validity, legality, or sufficiency of this Supplemental Indenture, or for, or in respect of, the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

6.             Severability. In case any one or more of the provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

7.             Governing Law. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.             Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

9.             Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

MERISANT COMPANY

By:	/s/ Anthony J. Nocchiero
Name:	Anthony J. Nocchiero
Title:	Vice President, CFO

MERISANT US, INC.

By:	/s/ Anthony J. Nocchiero
Name:	Anthony J. Nocchiero
Title:	Vice President, CFO

MERISANT FOREIGN HOLDINGS I, INC.

By:	/s/ Anthony J. Nocchiero
Name:	Anthony J. Nocchiero
Title:	Vice President, CFO

WHOLE EARTH SWEETENER COMPANY LLC

By:	/s/ Anthony J. Nocchiero
Name:	Anthony J. Nocchiero
Title:	Vice President, CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Lynn M. Steiner
Name:	Lynn M. Steiner
Title:	Vice President